EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the ordinary shares, par value $0.0001 per share, of Futurewave Acquisition Corporation, and any amendments thereto, shall be filed jointly on behalf of each of the undersigned pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Each of the undersigned acknowledges that each shall be responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other person making the filing, except to the extent such person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of August 19, 2026.

FUTUREWAVE CAPITAL SOLUTIONS LIMITED		DANIEL M. MCCABE

By:	/s/ Daniel M. McCabe	By:	/s/ Daniel M. McCabe
Name:	Daniel M. McCabe	Name:	Daniel M. McCabe
Title:	Director	Title:	Individual